Exhibit 99.1

Contact:
Lisa Gordon, Director of Investor Relations
Advanced Magnetics, Inc.
(617) 497-2070

For Immediate Release

ADVANCED MAGNETICS, INC. REPORTS RESULTS FOR THE SECOND FISCAL QUARTER AND SIX MONTHS ENDED MARCH 31, 2004

Cambridge, Massachusetts, April 16, 2004 — Advanced Magnetics, Inc. (AMEX: AVM) today announced its operating results and revenues for the second fiscal quarter and six months ended March 31, 2004.  Revenues for the quarter were $766,530 as compared to revenues of $1,013,948 for the same period in fiscal 2003.  There was a net loss of ($566,001), or ($0.07) per share, as compared to a net loss of ($647,518), or ($0.10) per share, for the second fiscal quarter of 2003.  The decrease in revenues for the quarter ended March 31, 2004 is partly the result of a decrease in the recognition of deferred license fee revenue from a license and marketing agreement covering Combidex©.  As a result of fluctuations in expenditures related to our efforts to obtain approval of Combidex, costs incurred during the quarter were reduced and there was a corresponding reduction in deferred revenue recognition.   The decrease in revenue in the quarter was also the result of a decrease in royalties received from our marketing partner in Japan due to the introduction of a competitive product to Feridex I.V.® during 2003.  The loss in the quarter was lower than the loss for the same period in the prior fiscal year due to a temporary decrease in expenditures associated with the ferumoxytol iron replacement therapy development program.

Revenues for the six-month period ended March 31, 2004 were $1,398,494 as compared to revenues of $2,569,742 for the same period in fiscal 2003.  The net loss for the six-month period was ($1,506,701), or ($0.19) per share, as compared to a net loss of ($1,013,039), or ($0.15) per share, for the same period in fiscal 2003.  The decrease in revenue in the six-month period ended March 31, 2004 is primarily the result of a decrease in the recognition of deferred license fee revenue.

“We continue to believe that both Combidex and ferumoxytol are important opportunities for our Company and will be critical to our long-term success,” stated Jerome Goldstein, Chairman, President and CEO of Advanced Magnetics.  “We are currently dedicating significant resources to our ferumoxytol iron replacement therapy development program and remain diligent in our efforts to resolve the remaining outstanding issues in the approvable letter for Combidex.”

Advanced Magnetics, Inc. is the premier developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products.  As a leader in its field, Advanced Magnetics is dedicated to the development and commercialization of its proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer. For more information about Advanced Magnetics, please visit the company’s website at www.advancedmagnetics.com, which is not part of this press release.

This document contains forward-looking statements.  Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

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Such risks and uncertainties include the following: the timing and results of product development efforts with respect to ferumoxytol; the timing and results of FDA interactions regarding the clinical development of ferumoxytol; uncertainties regarding clinical studies; uncertainties related to our ability to resolve the outstanding issues from the approvable letter received from the FDA for Combidex; the timing and results of FDA actions regarding Combidex; the timing of recognition of deferred revenue which is affected by the performance of our obligations under our license agreements; uncertainties relating to the cyclical nature of our product sales cycles; uneven demand for our products by end users; uncertainties relating to patents and proprietary rights; and other risks identified in our Securities and Exchange Commission filings.  We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made.  We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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Advanced Magnetics, Inc.

Condensed Income Statement for the Three-Month

and Six-Month Periods Ended March 31, 2004

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003

Revenues	$766,530	$1,013,948	$1,398,494	$2,569,742
Costs and expenses	(1,382,375)	(2,034,148)	(2,965,124)	(3,377,857)
Other income (expense)*	49,844	247,930	59,929	(329,676)
Income (loss) before income tax refund	(566,001)	(772,270)	(1,506,701)	(1,137,791)
Income tax refund	—	124,752	—	124,752
Net income (loss)	$(566,001)	$(647,518)	$(1,506,701)	$(1,013,039)
Income (loss) per share:
Basic	$(0.07)	$(0.10)	$(0.19)	$(0.15)
Diluted	$(0.07)	$(0.10)	$(0.19)	$(0.15)
Weighted average shares outstanding:
Basic	7,793,161	6,660,580	7,780,707	6,656,213
Diluted	7,793,161	6,660,580	7,780,707	6,656,213

* Other income (expense) consists of interest and dividend income and net gains (losses) on sales of securities.

Balance Sheet Data

	03/31/04	9/30/03
Working capital	$19,342,449	$22,579,478
Total assets	$26,839,204	$29,365,613
Shareholders’ equity	$19,546,679	$20,918,075